UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

      Date of Report (Date of earliest event reported): February 17, 2006

                         IMAGE INNOVATIONS HOLDINGS INC.
                         -------------------------------
        (Exact name of small Business Issuer as specified in its charter)

          NEVADA                        0-50119                  91-1898414
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(State or other jurisdiction          (Commission              (IRS Employer
     of incorporation)               File Number)            Identification No.)

432 Park Avenue South, New York, New York                            10022
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 (Address of principal executive offices)                         (Zip Code)

Registrant's telephone number, including area code (518) 589-9994
                                                   --------------

                                       N/A
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          (Former name or former address, if changes since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 17, 2006, the Registrant entered into a Subscription Agreement with Cogent Capital Investments Inc. (the "Investor") and Cogent Capital Corp. ("Cogent") pursuant to which the Registrant agreed to issue and sell to the Investor (i) 1,500,003 shares of common stock of the Registrant ("Common Stock") and (ii) 263,793 shares of Series A Convertible Preferred Stock of the Registrant ("Series A Preferred" and collectively with the Common Stock, the "Shares"). The consideration to be received by the Registrant consists of United States Treasury Notes and Strips with a market value on the date immediately preceding the date of delivery of at least $9,000,000 (the "US Securities").

As part of the transaction, on February 17, 2006, the parties entered into the 2002 International Swaps and Derivatives Association, Inc. ("ISDA") Master Agreement, the ISDA Credit Support Annex, an Equity Swap Transaction Confirmation and certain other ancillary agreements (collectively, the "ISDA Agreements"). Pursuant to the ISDA Agreements, the Registrant has agreed to place the US Securities into escrow as collateral in respect of a swap transaction governed by the ISDA Agreements (the "Swap") until the earlier of 42 months from the date of the ISDA Agreements or such time as all of the Shares are registered for resale. In addition, the Company unilaterally can terminate the ISDA Agreements by exercising a call option for the Common Stock 24 months after issuance.

The ISDA Agreements provide that commencing 27 months after issuance, and provided the Company has registered no less than 3,103,450 shares of Common Stock or such shares are eligible for resale under Rule 144(k), the Company will have the right, on a quarterly basis, to have one-sixth of the value of the US Securities released from escrow. To the extent that the closing price of the Common Stock averaged over the last 10 trading days of each quarterly period does not equal or exceed $2.90 per share, the Company will be required to transfer to Cogent an amount equal to one-sixth of the sum represented by 3,103,450 multiplied by $2.90 less the price of the Common Stock averaged over the last 10 days of each such period. To the extent that the closing price of the Common Stock averaged over the last 10 trading days of each quarterly period exceeds $2.90 per share, Cogent will be required to pay to the Company an amount equal to one-sixth of the sum represented by 3,103,450 multiplied by that average price less $2.90.

The Company also has the right pursuant to a call option to acquire 3,103,450 shares of its Common Stock from Cogent on the second anniversary of the issuance date at a price equal to the fair market value thereof at the exercise date. If this option is not exercised, Cogent would remain collateralized on the Swap by the US Securities up to $9,000,000. During the period of the escrow, Cogent will also receive interest on the amount of $9,000,000 at a rate equal to one-month LIBOR plus 175 basis points (net of interest earned on the escrowed US Securities), payable monthly. As the escrowed US Securities are released to the Company, the amount upon which the Company is paying interest reduces by a commensurate amount.


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

In addition, on February 17, 2006, as an initial exchange amount in the Swap, the Registrant paid Cogent $270,000, issued to Cogent 500,000 shares of Common Stock, and granted a warrant to purchase 400,000 shares of Common Stock at an exercise price of $5.00 per share (the "Warrant Shares"), subject to adjustment in certain circumstances. The warrant is exercisable for a period of five (5) years from the date of grant. Furthermore, pursuant to a registration rights agreement, the Registrant granted piggyback registration rights to Cogent with respect to 500,000 shares of Common Stock issued pursuant to the Subscription Agreement together with the 400,000 Warrant Shares.

Each share of Series A Preferred is convertible, upon the earlier of (i) 60 days after a registration statement registering the Shares is declared effective or
(ii) February 17, 2008, into ten (10) shares of common stock, subject to adjustment in the event of certain events in respect of the Registrant, including stock splits, dividends, reclassifications, reorganizations and other similar events. The Series A Preferred have no voting rights as such and are not entitled to dividends as a class. The terms of the Series A Preferred provide that no holder of Series A Preferred shall have the right to receive, and the Registrant shall not issue, any securities of the Registrant that would cause such holder to own beneficially, after giving effect to the conversion of any Series A Preferred held thereby, more than 9.5% of the total outstanding Common Stock.

Item 3.02.  Unregistered Sales of Equity Securities.

On February 17, 2006, the Registrant entered into various agreements pursuant to which it agreed to issue its unregistered equity securities in accordance with
Section 4(2) of the Securities Act of 1933, as amended, since such sale involves a transaction by the Registrant not involving a public offering. The details of this transaction are disclosed in Item 1.01 of this Current Report on Form 8-K.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                IMAGE INNOVATIONS HOLDINGS INC.
                                                (Registrant)


Date: February 22, 2006                         By:  /s/ Michael Preston
                                                     ---------------------------
                                                         Michael Preston
                                                         Chief Executive Officer


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